EXHIBIT 5

January 20, 2004

Contango Oil & Gas Company

3700 Buffalo Speedway

Suite 960

Houston, Texas 77098

Re: Contango Oil & Gas Company – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 2,751,013 shares (the “Shares”) of the Company’s common stock, par value $0.04 per share (the “Common Stock”), to be sold by the selling stockholders named in the Registration Statement. The Shares consist of shares of Common Stock that (i) may be issued upon the conversion of shares of the Company’s Series C cumulative convertible preferred stock, par value $0.04 per share (the “Series C Preferred Stock”), which were issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of December 12, 2003 (the “Securities Purchase Agreement”), between the Company and the purchasers named therein; (ii) may be issued upon conversion of additional shares of Series C Preferred Stock issued in payment of dividends on Series C Preferred Stock; (iii) may be issued (the “Option Shares”) upon the conversion of certain stock options granted by the Company pursuant to stock option agreements (collectively, the “Stock Option Agreements”) dated as of June 28, 2002, March 31, 2002, December 31, 2001, September 30, 2001, June 29, 2001, March 31, 2001, December 31, 2000, September 27, 2000, June 30, 2000, March 31, 2000, and March 21, 2000 (collectively, the “Options”); and (iv) may be issued (the “Warrant Shares”) upon the exercise of warrants (A) issued by the Company and dated as of November 19, 2003 (collectively, the “2003 Warrants”), (B) issued by the Company and dated as of August 24, 2000 (collectively, the “2000 Warrants”), and (C) issued by the Company and dated as of December 29, 1999 (collectively, the “1999 Warrants”, and together with the 2003 Warrants and the 2000 Warrants, the “Warrants”).

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including the Securities Purchase Agreement and the Warrants); the Certificate of Designations, Preferences and Relative Rights and Limitations of the Series C Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”); the Stock Option Agreements; resolutions adopted by the board of directors of the Company; certain other records of the Company’s corporate proceedings as reflected in its minute books; and such statutes, records, and other documents as we have deemed relevant. We have made such inquiries of the Company’s officers as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of

Contango Oil & Gas Company

January 20, 2004

the Company. In our examination, we have assumed: (i) the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of Series C Preferred Stock upon the conversion thereof; (ii) the proper declaration by the Company’s board of directors of the issuance of any shares of Series C Preferred Stock issued as dividends on Series C Preferred Stock; (iii) the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Warrants and Options upon the exercise thereof; and (iv) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that (i) the Shares issuable upon conversion of the Series C Preferred Stock (including any shares of Series C Preferred Stock issued as dividends on Series C Preferred Stock) have been duly authorized and, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable; (ii) the Option Shares have been duly authorized and, when issued in accordance with the Stock Option Agreements, will be validly issued, fully paid and nonassessable; and (iii) the Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed above is limited to the laws of the State of Delaware. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP
Morgan, Lewis & Bockius LLP